EXHIBIT 11


                   AMERICAN SOFTWARE, INC. AND SUBSIDIARIES
            Statement re: computation of Per Share Earnings (loss)
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                    Three Months Ended             Six Months Ended
                                                         October 31,                  October 31,
                                                    1998           1997           1998           1997
                                                  --------       --------       --------       --------
Common stock:
     Weighted average common
         shares outstanding:
              Class A shares                       17,731          17,836           17,820        17,777
              Class B shares                        4,798           4,806            4,798         4,806
                                                  -------        --------        ---------     ---------
     Basic weighted average common
         shares outstanding                        22,530          22,642           22,619        22,584

     Dilutive effect of outstanding
         Class A common stock
         options (as determined by
         the application of the treasury
         stock method using the
         average market price for
         the period)                                  170           2,149            1,082         1,990
                                                  -------        --------        ----------    ---------

Diluted weighted average common
         shares outstanding for
         earnings per share -                    $ 22,700       $  24,791        $  23,701     $  24,574
                                                  ========       ========        ==========    =========

Net earnings (loss)                             $ (33,318)      $   2,003        $ (38,724)    $   3,352
                                                  ========       ========        ==========    =========

Basic net earnings(loss)per common share          $ (1.48)       $    .09        $   (1.71)    $     .15
                                                  ========       ========        ==========    =========

Diluted net earnings(loss)per common share*       $ (1.48)       $    .08        $   (1.71)    $     .14
                                                  ========       ========        ==========    =========

*Diluted weighted average common shares outstanding are not included in the quarter ended and six months ended October 31, 1998 calculations due to the anti-dilution of the net loss per share.